Exhibit 99.1

Agrify Announces Record FY 2020 Annual Results

Full Year 2020 revenue nearly tripled year-over-year to $12.1 million

BURLINGTON, Mass., April 1, 2021 - Agrify Corporation (NasdaqCM:AGFY) (“Agrify” or the “Company”), a developer of highly advanced and proprietary precision hardware and software grow solutions for the indoor agriculture marketplace, today reported financial results for its fourth quarter and year ended December 31, 2020.

2020 Highlights

●	Total revenue increased 195.7% to $12.1 million

●	Began realizing higher-margin SaaS revenue as customers commenced operations utilizing the Agrify Insights™ software solution

●	Completed the development of and started taking pre-orders for the newest generation of Agrify’s Vertical Farming Units (“VFUs”), which offer improved lighting efficiency, greater light output, and a wider range of environmental control and reproduction, furthering the Company’s mission to deliver consistency to the industry

●	Acquired TriGrow Systems, Inc., which was the exclusive distributor of Agrify’s indoor grow solutions, giving Agrify full control of sales, product marketing, and customer relationships

●	Acquired Harbor Mountain Holdings, LLC (“HMH”), an agile manufacturer and installer of many of Agrify’s products, giving Agrify direct access to HMH’s research and development, testing, and flexible manufacturing plant located just outside Atlanta, GA, along with key engineering talent and equipment

Management Commentary

“We are pleased with the growth we achieved in 2020,” said Raymond Chang, Chief Executive Officer of Agrify. “On many fronts, last year was a pivotal turning point for Agrify. We successfully executed several strategic initiatives such as accelerating market adoption, focusing on customer success, and building our team, and all of these efforts provide us with the opportunity to deliver sustained revenue growth and profitability. Additionally, we advanced our technology and software platforms and expanded our customer offerings, which enabled us to significantly increase our order backlog and sales pipeline.”

“As we look towards 2021, we note that we have already made progress on a number of key initiatives, including launching our Agrify TTK Solution, the industry’s first total turn-key solution. Through this program, we aim to help our customers by providing them with access to capital, leading-edge technology, and the industry expertise they need to consistently cultivate high-quality products. This should enable our customers to get to market faster, with consistent, high-quality products that are grown in a controlled and replicable environment, all at a lower cost of production. We passionately believe this new partnership opportunity will be highly desirable to customers in this rapidly evolving industry, which is experiencing a favorable shift in the regulatory landscape. We are seeing many positive signs of potential cannabis reform in new markets, and as demand continues to grow, we believe there will be an increasing number of potential customers looking to partner with us due to our premium solutions. The Agrify TKK Solution especially enables us to partner with customers early and help establish their cultivation systems to position them as well as ourselves for long-term growth, together.”

Mr. Chang concluded, “I would like to thank each member of the Agrify team for their hard work and dedication. All of their efforts have set Agrify up for a great year in 2021. With the right team and technology, combined with a strong balance sheet and significant customer pipeline, we are well-positioned in our drive to capture additional market share and to enhance long-term shareholder value.”

Key 2021 Developments, To Date

●	Completed initial public offering and listing on the NASDAQ under the symbol AGFY

●	Raised approximately $147 million in total net proceeds from our initial public offering and a subsequent secondary offering, including two over-allotments

●	Integrated Metrc with Agrify Insights™ software platform, adding regulatory tracking and compliance functionality in several states

●	Established a partnership with Confident Cannabis, the only cannabis B2B wholesale platform powered by verified lab data, to integrate Confident Cannabis’ lab data with the Agrify Insights™ software platform, enabling cultivators to enhance certain processes to optimize the chemical composition of plants

●	Expanded relationship with Hannah Industries by entering into a binding letter of intent for an additional $3 million contract encompassing facility build-out and installation of 179 VFUs

●	Appointed industry veteran, Stuart Wilcox, former Curaleaf Chief Operating Officer, to the Agrify Board of Directors

●	Entered into a binding letter of intent to establish a partnership with Atlantis Hydroponics to build-out a research and development facility focused on the hemp market

●	Introduced an enhanced comprehensive customer offering with the launch of the Agrify Total Turn-Key Solution (“Agrify TTK Solution”) and currently engaged in advanced discussions on multiple potential customer opportunities

Financial Summary

	Twelve Months Ended		Three Months Ended
(in $USD 000’s)	Dec. 31 2020	Dec. 31 2019	Dec. 31 2020	Dec. 31 2019
Total Revenue	$12,087	$4,088	$4,353	$1,663
Gross Profit (loss)	570	(245)	(290)	46
Gross Margin	4.7%	(6.0)%	(6.7)%	2.8%
Total Operating Expenses	13,186	2,846	3,854	1,939
Selling, general and administrative expenses	9,832	2,737	2,892	1,861
Research & Development	3,354	109	962	78
Net loss attributable to Agrify Corporation*	(21,617)	(3,042)	(13,055)	(1,841)

Adjusted EBIDTA

	Twelve Months Ended		Three Months Ended
(in $USD 000’s)	Dec. 31 2020	Dec. 31 2019	Dec. 31 2020	Dec. 31 2019
Pro Forma Adjusted Net Income (Loss)
Net loss from continuing operations	(21,617)	(3,042)	(13,055)	(1,841)
Interest expense (income), net	481	(49)	342	(51)
Depreciation and amortization	407	10	146	10
Loss on debt extinguishment (1)	5,618	---	5,618	---
Change in fair value of derivative liabilities (2)	2,924	---	2,924	---
Stock-based compensation (3)	1,921	109	1,118	109
Loss from write-off of and sale of fixed assets (4)	930	---	85	---
Transaction costs (5)	936	---	---	---
Adjusted EBIDTA	(8,400)	(2,972)	(2,822)	(1,773)

1.	Reflects the elimination of loss on debt extinguishment for 2020.
2.	Reflects the elimination of loss from change in fair value of derivatives.
3.	Reflects the elimination of the stock-based compensation for the periods presented.
4.	Reflects the elimination of loss from development of hardware solution and loss from sale of fixed assets.
5.	Reflects costs related to our effort to become publicly listed and merger and acquisition.

*	Net loss attributable to Agrify Corporation was impacted by non-cash expenses related to convertible promissory notes. During the fourth quarter of 2020, the Company modified the conversion terms of the then outstanding notes which resulted in a change in fair value of the new conversion features as compared to the conversion features immediately prior to the modification that exceeded 10% of the carrying amount of the debt, and as a result, the note modifications were accounted for as extinguishments. Accordingly, we recognized an aggregate loss on extinguishment of $5,618,000 for the difference between the net carrying amount of the extinguished debt of $10,038,000 (inclusive of $11,800,000 of principal, $4,170,000 of debt discount and $2,408,000 of derivative liabilities) and the reacquisition price of the debt in the same aggregate principal amount of $11,800,000, plus the fair value of the new notes’ conversion features of an aggregate of $3,856,000. All of the outstanding notes converted into an aggregate of 1,697,075 shares of our common stock on February 1, 2021, the closing date of our IPO.

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net income (loss) provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our audited consolidated financial statements which are prepared in accordance with GAAP, we use “Adjusted EBITDA”, which is a non-GAAP financial measure. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures. Some of these limitations include:

We define Adjusted EBITDA as net income (loss) excluding interest expense, income taxes, depreciation and amortization, share-based compensation and other unusual and/or infrequent costs (i.e., change in fair value of derivatives liabilities, loss on debt extinguishment, one-time loss from write off and sale of fixed assets, costs associated with efforts to become public, acquisition related fees), which we do not consider in our evaluation of ongoing operating performance.

Conference Call

Management will host a conference call to review its financial results for the fourth quarter and year ended December 31, 2020 on April 1, 2021 at 8:30 a.m. Eastern Time (ET). The call will be hosted by Raymond Chang, Chief Executive Officer and Niv Krikov, Chief Financial Officer. All interested parties are invited to attend.

DATE:	Thursday, April 1, 2021

TIME:	8:30 a.m. ET

DIAL-IN NUMBER:	(833) 919-0714

CONFERENCE ID:	1570689

REPLAY:	(855) 859-2056 or (404) 537-3406 Available until 11:59 p.m. ET on Wednesday, April 14, 2021 Replay Code: 1570689

About Agrify (NasdaqCM:AGFY)

We are a developer of premium grow solutions for the indoor agriculture marketplace. We use data, science, and technology to empower our customers to be more efficient, more productive, and more intelligent about how they run their businesses. Our highly advanced and proprietary hardware and software solutions have been designed to help our customers achieve the highest quality, consistency, and yield, all at the lowest possible cost. For more information, please visit our website at www.agrify.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Agrify and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our revenue growth, profitability, the Agrify TTK Solution, our order backlog and sales pipeline, future prospects and financial performance. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including those described in our filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our Annual Report on Form 10-K to be filed for the year ended December 31, 2020 with the SEC, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Company Contacts:

Agrify
Niv Krikov
Chief Financial Officer
niv.krikov@agrify.com
(617) 896-5240

Rob Kelly
Investor Relations
ir@mattio.com
(416) 992-4539

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